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                       September 20, 2022

       Peter Altabef
       Chair and Chief Executive Officer
       Unisys Corporation
       801 Lakeview Drive
       Blue Bell, Pennsylvania 19422

                                                        Re: Unisys Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-08729

       Dear Mr. Altabef:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology